COMMERCIAL CAPITAL BANCORP, INC. ANNOUNCES BANK SUBSIDIARY
ADDS DIRECTORS OF LOAN PRODUCTION IN ITS INCOME
PROPERTY LENDING DIVISION

IRVINE, Calif. – February 9, 2006 – Commercial Capital Bancorp, Inc. (the “Company”), (NASDAQ: “CCBI”), announced today that its subsidiary bank, Commercial Capital Bank (the “Bank”), has hired Mr. Jeff Pineda and Mr. Rod Sherriffs as Directors of Loan Production within its income property lending division. Mr. Pineda’s lending expertise is focused on financing commercial real estate and construction loans throughout California. Mr. Sherriffs’ experience is focused on financing construction and multifamily real estate loans in the South Bay and Westside areas of Los Angeles.

Mr. Pineda joins the Bank from United Commercial Bank, where during his tenure as a Vice President of the Commercial Real Estate Group he focused on the origination of commercial real estate and construction loans. Before joining United Commercial Bank, Mr. Pineda was with Fremont Bank, where he served as Commercial Loan and Business Development Officer and participated on an advisory board, which focused on delivering new technologies to the Commercial Banking Division. Mr. Pineda holds a bachelor’s degree from University of California, Berkeley.

Mr. Sherriffs brings to the bank 35 years of experience in income property and residential lending, most recently from William Gregory Mortgage of Los Angeles, where he was the Manhattan Beach Branch Manager. Prior to joining William Gregory Mortgage in 1994, Mr. Sherriffs held similar loan officer positions with several leading California lenders including Washington Mutual, California Federal Bank, American Savings and Loan, and Home Savings of America.

Commercial Capital Bancorp, Inc. is a diversified financial services company with $5.46 billion of total assets, at December 31, 2005. The Company provides depository and lending products and services under the Commercial Capital Bank brand name, and provides 1031 exchange services to income property investors nationwide under the TIMCOR Exchange Corporation and North American Exchange Company brand names.

This press release may include forward-looking statements related to the Company’s plans, beliefs and goals, which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. The Company undertakes no obligation to revise or publicly release any revision to these forward-looking statements.

Contact:
Commercial Capital Bancorp, Inc.

Jeff L. Leonard, Investor Relations

Telephone:	(949) 585-7500
Facsimile:	(949) 585-0174